MISONIX, INC.

1938 New Highway

Farmingdale, NY 11735

As of July 1, 2012

Mr. Michael A. McManus, Jr.

100 White Plains Road

Bronxville, NY 10708

Dear Mr. McManus:

Reference is hereby made to the (i) (a) Stock Option Contract, dated as of September 30, 2002, by and between MISONIX, INC. (the “Company”) and Michael A. McManus, Jr.; (b) Stock Option Contract, dated as of November 1, 2003, by and between the Company and Michael A. McManus, Jr.; and (c) Stock Option Contract, dated as of November 1, 2004, by and between the Company and Michael A. McManus, Jr. (the foregoing Stock Option Contracts being referred to hereinafter collectively as the “Option Agreements”) and (ii) Employment Agreement, dated September 11, 2012 and to be effective July 1, 2012, by and between the Company and Michael A. McManus, Jr. (the “Employment Agreement”).

Section 8 of each of the (i) 1998 Employee Stock Option Plan (the “1998 Plan”) and (ii) 2001 Employee Stock Option Plan (the “2001 Plan” and collectively with the 1998 Plan, the “Employee Plans”) provides, in part, as follows:

“TERMINATION OF EMPLOYMENT.

Any holder of an option whose employment with the Company (and its Parent and Subsidiaries) is terminated for any reason other than his death or Disability (as defined in Paragraph 19) may exercise such option, to the extent exercisable on the date of such termination, at any time within 90 days after the date of termination, but not thereafter and in no event after the date the option would otherwise have expired; provided, however, that if his employment shall be terminated either (a) for cause, or (b) without the consent of the Company, said option shall terminate immediately.”

The Compensation Committee of the Board of Directors of the Company has consented to the following:

1.         Your retirement from employment by the Company shall not terminate your right to exercise vested stock options under the Option Agreements at the time of such retirement. Accordingly, upon your retirement from employment by the Company, but otherwise subject to Section 8 of the Employee Plans, you will have 90 days after the date of such retirement to exercise vested stock options under the Option Agreements.

Mr. Michael A. McManus, Jr.

As of July 1, 2012

2.         Termination of the Employment Agreement by you pursuant to Section 5(e) thereof shall not terminate your right to exercise vested stock options under the Option Agreements at the time of such termination. Accordingly, upon your termination of the Employment Agreement pursuant to Section 5(e) thereof, but otherwise subject to Section 8 of the Employee Plans, you will have 90 days after the date of such termination to exercise vested stock options under the Option Agreements.

Kindly evidence your agreement with the foregoing by signing where indicated below and returning the signed copy of this letter to the undersigned.

Sincerely yours,

MISONIX, INC.

By:	/s/ Richard Zaremba
Name: Richard Zaremba
Title: Senior Vice President and
Chief Executive Officer

ACCEPTED AND AGREED TO AS OF

THE DATE FIRST SET FORTH ABOVE:

/s/ Michael A. McManus, Jr.
Michael A. McManus, Jr.